EXHIBIT 10.8

CONSULTING AGREEMENT FOR
SCIENTIFIC ADVISORY BOARD MEMBERS

This Agreement entered into this 1st_ day of  July, 2007, by and between Sign Path Pharma, Inc. (“Sign Path”), a Delaware corporation, with its principal place of business at [1375 California Road, Quakertown, PA, 18951] and Lawrence Helson MD, a Scientific Advisory Board member]  f 1375 California Road Quakertown, Pennsylvania  18951, USA

WHEREAS, Sign Path is a newly organized corporation engaged in research and development activities and marketing of new products; and

WHEREAS, Sign Path has established a Scientific Advisory Board to review the research projects of Sign Path and of partnerships in which Sign Path is a [general] partner (the “Partnerships”) and analyze the progress and direction of the research projects; to consider and advise Sign Path with respect to any proposed or future research projects; and to consider and suggest general areas of research to be pursued or significant products that should be developed;

IT IS MUTUALLY AGREED AS FOLLOWS:

1.
Nature of Consulting Duties. Advisor, acting as an employee, shall provide consulting services to Sign Path as a Head of the Scientific Advisory Board (“SAB”) of Sign Path. As a member of the SAB, Advisor will be expected to attend at least one  meeting per year and be available for telephonic consultation and for review of proposed projects submitted to SignPath from time to time, on matters within Advisor’s field of expertise, with executives and scientific personnel of Sign Path and any Partnerships.

2.
Other Consulting Arrangements.  As of the date of this Agreement, Advisor is performing duties with the following parties:consultant Hemobiotech Inc, Sabinsa.Corporation Advisor agrees not to amend any present agreement with the foregoing parties nor to enter into any other consulting arrangement with any party which may conflict with the  domain of activity of Sign Path, without the prior written notification of Sign Path.

3.
Relationships with Competitors. Advisor shall disclose on an exhibit attached hereto any existing directorships, scientific advisory positions, consulting relationships, and other similar relationships with other organizations (whether or not for profit) that are or might at some future time be in competition with Sign Path, and  that would or might create a conflict of interest. Compensation.  During the term of this Agreement, Advisor shall receive compensation from SignPath as follows:

a.           Advisor shall be reimbursed for his/her expenses of food, board and travel to  attend  SAB meetings;

b.           After the closing of a private placement of at least $3 million, a maximum of two  SAB meetings per year will be held. For participation in this activity the monies  paid to Advisor shall be credited the following:

(i)           $2500.00 for each meeting called by SignPath and attended by Advisor.

(ii)           At the discretion of Sign Path, options to purchase common stock of Sign Path may be made available  to Advisor when a sign path option plan is implemented

Unless SignPath’s prior written consent has been obtained, SignPath shall not be obligated to reimburse Advisor for the cost of office space, secretarial services, office supplies, or office equipment.

4.
Term and Termination. This agreement shall commence on the date Advisor signs the agreement as described in Paragraph 4(b) above. It is renewable each year thereafter; provided, that both parties mutually agree. Either party may terminate this Agreement upon thirty (30) days written notice to the other party and that this Agreement may be terminated at any time by mutual consent of the parties.

5.
Inventions, Improvements and Research Projects. Advisor may submit to SignPath inventions, improvements or research projects that Advisor considers appropriate for Sign Path to conduct, sponsor or market. Sign Path will pay to Advisor a reasonable royalty, to be negotiated on a case by case basis, out of the revenues received by SignPath as a result of any such inventions, improvements or projects. Any invention made by the advisor as a result of this agreement will be the property of Sign Path and Advisor and  the Advisor will assign ownership in the invention to Sign Path contingent upon licensing terms for his or her part

6.
Confidential Information. In the course of performing services hereunder, it is anticipated that Advisor may, from time to time, have access to confidential records, data, formulae, trade secrets and similar confidential information owned or utilized by Sign Path or the Partnerships and/or used by Sign Path or the Partnerships in the course of its business. During the term of this Agreement and for five years thereafter, Advisor will not directly nor indirectly disclose or use any such confidential information. Sign Path agrees to abide by any reasonable restrictions on the use and disclosure of confidential information received from Advisor. Advisor will be bound, to the same extent as Sign Path itself, by Sign Path’s commitments to third parties with respect to the use and disclosure of confidential information furnished by such third parties.

7.	Death of Advisor. In the event that Advisor dies during the term of this Agreement, then this Agreement shall automatically terminate.

8.
Notices. Any notices, demands, directions or requests required or desired to be given hereunder to a party hereto shall be in writing and shall be given or made by first-class mail to the respective address first above written. Each party may designate a different address by notice in writing to the other party.

9.
General. This Agreement constitutes the entire agreement between the parties, may not be amended except by written notice signed by both parties, is binding upon the successors and assigns of Sign Path and shall be governed by the laws of the State of New York.  The Advisor may not assign this Agreement.

SIGN PATH PHARMA, INC.
By:	Lawrence Helson MD

Title:	C.E.O.

By:	/s/ Lawrence Helson
Lawrence Helson MD